Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com

CRAY INC. REPORTS THIRD QUARTER 2013 RESULTS
Company Maintains 2013 Outlook and Releases Preliminary 2014 Outlook

Seattle, WA - November 11, 2013 - Global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced financial results for the third quarter ended September 30, 2013. Revenue for the quarter was $54.4 million compared to $35.7 million in the prior year period. Cray reported a net loss for the quarter of $11.0 million or $0.29 per share compared to $5.2 million or $0.14 per share in the third quarter of 2012. Non-GAAP net loss, which adjusts for selected unusual and non-cash items, was $13.5 million or $0.35 per share for the third quarter of 2013, compared to a non-GAAP net loss of $5.7 million or $0.15 per share for the third quarter of 2012.

Revenue for the nine-month period ended September 30, 2013 was $218.4 million compared with $232.2 million in the prior year period. Non-GAAP net loss for the first nine months of 2013 was $28.9 million or $0.77 per share, compared to non-GAAP net income of $16.1 million, or $0.43 per share for the prior year period.

Total gross profit margin for the third quarter of 2013 was 38% compared to 48% for the third quarter of 2012. Non-GAAP total gross profit margin for the third quarter of 2013 was 39% compared to 48% for the third quarter of 2012. For the third quarter of 2013, product margin was 26% and service margin was 53%.

Operating expenses for the third quarter of 2013 were $38.0 million, compared to $25.3 million in the prior year period. Operating expenses increased in the third quarter of 2013 primarily as a result of higher big data-related R&D expenses, our acquisition of Appro International in the fourth quarter of 2012, and sales force expansion. Non-GAAP operating expenses for the third quarter of 2013 were $36.2 million compared to $23.6 million in the prior year period.

The third quarter of 2013 operating results included $2.9 million for depreciation. Non-cash, pre-tax items excluded for non-GAAP purposes for the third quarter of 2013 were $0.6 million for amortization of acquired and other intangibles, $0.1 million for purchase accounting adjustments, and $1.8 million for stock compensation expense.

As of September 30, 2013, cash and investments totaled $140 million. Working capital was $275 million at the end of the third quarter compared with $285 million at the end of the second quarter.

“We didn't achieve the financial results we were anticipating for the third quarter as a couple of large acceptances shifted out of the quarter, and we now expect to have both of them completed during the fourth quarter,” said Peter Ungaro, president and CEO of Cray. “Our revenue expectations for the year remain intact. Led by the strong competitive position of our XC30 and CS300 supercomputers, our business is in great shape. We’re continuing to expand our offerings with new upgrades to deliver even more powerful and productive systems, including integrating the latest generation of GPUs and Xeon processors. We’re also making steady progress on our initiatives to drive incremental growth, including in big data storage and analytics. While we have a lot of work left to do, 2013 is shaping up to be another strong growth year -- and I expect continued momentum in 2014.”

Outlook
A wide range of results remains possible for 2013. A significant portion of our expected fourth quarter revenue is dependent on several large systems which are currently anticipated to be accepted late in the fourth quarter. These acceptances are complex with much work left to do and a number of them have compressed timelines due to the US government shutdown. Assuming successful acceptance of these systems, we expect revenue to be approximately $520 million for the year. Total gross profit margin for the year is anticipated to be in the mid-30% range. Total GAAP operating expenses for 2013 are expected to be in the range of $160 million. Non-GAAP adjustments to pre-tax earnings, split between cost of revenue and operating expenses, are anticipated to be over $10 million in 2013, driven by stock-based compensation and acquisition-related expenses. Based on this outlook, we expect to be profitable on both a GAAP and non-GAAP basis for 2013.

Due to a partial release of Cray’s deferred tax asset valuation allowance in the second quarter of 2013, the Company expects to record a GAAP income tax benefit for the year. Based on this outlook and Cray’s substantial net operating loss carryforwards, the annual income tax provision is expected to be largely non-cash and the effective non-GAAP tax rate is expected to be 7-10%.

For 2014, while it is very early in our planning process and based on our current outlook for 2013, we anticipate revenue to be in the range of $600 million for the year. Revenue is expected to ramp quarterly during 2014, with a significant weighting to the fourth quarter of the year. Non-GAAP gross margin for 2014 is anticipated to be in the mid-30% range. Total non-GAAP operating expenses for the year are anticipated to be about $175 million. Based on this outlook, we expect to be profitable on both a GAAP and non-GAAP basis for 2014.

The company's 2014 effective non-GAAP tax rate is expected to be about 10%.

Actual results for any future period are subject to large fluctuations given the nature of Cray's business.

Recent Highlights

•
In November, Cray introduced its Tiered Adaptive Storage (TAS) offering designed for the big data and HPC storage markets. Through a strategic partnership with Versity Software Inc., Cray TAS enables customers to manage their data in a deployment-ready, flexible tiered archiving solution designed to be easy to use, reduce costs and preserve data indefinitely.

•
In October, Cray expanded its research and development team in Europe with the addition of the founders and engineering team from Gnodal Limited. As part of this transaction, Cray also purchased certain intellectual property including patents and design copyrights developed by the Gnodal team.

•
In October, Cray announced it was selected by Mississippi State University to deliver a new Cray® CS300-LC™ supercomputer. The liquid-cooled design uses warm water heat exchangers and is designed for three times the energy savings per-rack over air-cooled systems.

•
In September, Cray announced that the Railway Technical Research Institute (RTRI) in Japan put a Cray® XC30-AC™ supercomputer, a Cray® CS300™ cluster and a Cray® Sonexion® storage production -- all integrated into a single virtual system performing complex simulations aimed at advancing railway technologies.

•	In August, Cray appointed John Josephakis to the position of vice president of worldwide sales. With nearly 20 years of sales experience in the high performance computing (HPC) industry,

including 14 years at DataDirect Networks (DDN), Josephakis is responsible for leading Cray's sales efforts across the globe.

•
In November, Kent Winchell joined Cray’s Office of the CTO. Winchell has over 25 years of experience in high performance computing and I/T architecture, previously serving as a Distinguished Engineer and CTO of IBM’s Worldwide Deep Computing (HPC) division.

•
In October, Cray broadened its support for accelerators and coprocessors by now offering Cray® XC30™ supercomputers with NVIDIA® Tesla® GPU’s and Intel® Xeon® Phi® coprocessors. Cray also announced support of the Intel Xeon processor E5-2600 v2 product family, formerly code named “Ivy Bridge”, in September.

•
In the third quarter, Cray’s YarcData division announced its latest software release for the Urika® big data analytics appliance that delivers simplified integration with Business Intelligence (BI) and visualization tools, as well as several key performance and productivity optimizations.

Conference Call Information
Cray will host a conference call today, Monday, November 11, 2013 at 1:30 p.m. PST (4:30 p.m. EST) to discuss its third quarter 2013 financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at (855) 894-4205 and enter the access code 91911477. International callers should dial (832) 900-4685. To listen to the audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. A telephonic replay of the call will also be available by dialing (855) 859-2056, international callers dial (404) 537-3406, and entering the access code 91911477. The conference call replay will be available for 48 hours, beginning at 4:30 p.m. PST on Monday, November 11, 2013.

Use of Non-GAAP Financial Measures
This press release contains “non-GAAP financial measures” under the rules of the U.S. Securities and Exchange Commission. A reconciliation of GAAP to non-GAAP results is included in the financial tables included in this press release. Management believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating Cray's financial and operational performance in the same way that the management evaluates Cray's financial performance. However, these non-GAAP financial measures have limitations as an analytical tool, as they exclude the financial impact of transactions necessary or advisable for the conduct of Cray's business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. Hence, to compensate for these limitations, management does not review these non-GAAP financial metrics in isolation from its GAAP results, nor should investors. Non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. This non-GAAP information supplements, and is not intended to represent a measure of performance in accordance with, or disclosures, required by generally accepted accounting principles, or GAAP. These measures are adjusted as described in the reconciliation of GAAP to non-GAAP numbers at the end of this release, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. Investors are advised to carefully review and consider this non-GAAP information as well as the GAAP financial results that are disclosed in Cray’s SEC filings.

Additionally, we have not reconciled the non-GAAP guidance measures disclosed under “Outlook” to their corresponding GAAP measures because we do not provide specific guidance for the various reconciling items such as stock-based compensation, adjustments to the provision for income taxes, amortization of intangibles, costs related to acquisitions, purchase accounting adjustments, and gain on significant asset sales, as certain items that impact these measures are out of our control or cannot be reasonably predicted. Accordingly, reconciliations to the non-GAAP guidance measures are not available without unreasonable effort.
About Cray Inc.
Global supercomputing leader Cray Inc. (Nasdaq: CRAY) provides innovative systems and solutions enabling scientists and engineers in industry, academia and government to meet existing and future simulation and analytics challenges. Leveraging 40 years of experience in developing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of supercomputers and Big Data storage and analytics solutions delivering unrivaled performance, efficiency and scalability. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to meet the market’s continued demand for realized performance. Go to www.cray.com for more information.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to Cray’s financial guidance and expected future operating results and its product sales and delivery plans. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions as well as known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that Cray does not achieve the operational or financial results that it expects, the risk that the systems ordered by customers are not delivered when expected, do not perform as expected once delivered or have technical issues that must be corrected before acceptance, the risk that customers' premises are not ready in time to complete acceptance as expected, the risk that the acceptance process for delivered systems is not completed, or customer acceptances are not received, when expected or at all, the risk that government funding and resources available for product acquisitions, system installations and research and development contracts, and customer premises availability for system installations, are adversely affected by current fiscal uncertainties, increased budgetary limitations and disruptions in the operations of the U.S. government, the risk that Cray will not be able to secure orders for Cray systems to be delivered and accepted in 2014 when or at the levels expected, the risk that Cray's Big Data growth initiatives, including storage, are not successful, the risk that Cray is not able to successfully complete its planned product development efforts in a timely fashion or at all, the risk that Cray is not able to achieve anticipated gross margin or expense levels, and such other risks as identified in Cray’s quarterly reports on Form 10-Q for the periods ended June 30, 2013 and September 30, 2013, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change Cray’s expectations.

###

Cray, Urika, and Sonexion are registered trademarks of Cray Inc. in the United States and other countries, and CS300-LC™, XC30™, XC30-AC™ , CS300™, Tiered Adaptive Storage™, and YarcData™ are trademarks of Cray Inc. Other product and service names mentioned herein are the trademarks of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Product	$31,720	$18,313	$153,941	$182,806
Service	22,646	17,426	64,439	49,423
Total revenue	54,366	35,739	218,380	232,229
Cost of revenue:
Cost of product revenue	23,371	10,474	116,418	107,545
Cost of service revenue	10,569	7,933	30,586	27,701
Total cost of revenue	33,940	18,407	147,004	135,246
Gross profit	20,426	17,332	71,376	96,983
Operating expenses:
Research and development, net	21,555	15,483	61,749	46,126
Sales and marketing	11,480	6,495	34,173	24,601
General and administrative	4,970	3,324	15,540	13,425
Total operating expenses	38,005	25,302	111,462	84,152
Net gain on sale of interconnect hardware development program	—	—	—	139,068
Income (loss) from operations	(17,579)	(7,970)	(40,086)	151,899
Other income, net	284	108	94	573
Interest income, net	214	108	794	144
Income (loss) before income taxes	(17,081)	(7,754)	(39,198)	152,616
Income tax (expense) benefit	6,056	2,603	20,413	(5,381)
Net income (loss)	$(11,025)	$(5,151)	$(18,785)	$147,235

Basic net income (loss) per common share	$(0.29)	$(0.14)	$(0.50)	$4.06
Diluted net income (loss) per common share	$(0.29)	$(0.14)	$(0.50)	$3.92

Basic weighted average shares outstanding	38,085	36,999	37,695	36,300
Diluted weighted average shares outstanding	38,085	36,999	37,695	37,516

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$56,619	$253,065
Short-term investments	80,844	52,563
Accounts and other receivables, net	45,335	13,440
Inventory	205,906	89,796
Prepaid expenses and other current assets	23,586	11,823
Total current assets	412,290	420,687
Long-term investments	2,994	17,577
Property and equipment, net	26,787	25,543
Service inventory, net	1,487	1,490
Goodwill	14,182	14,182
Intangible assets other than goodwill, net	6,256	7,981
Deferred tax assets	24,626	10,041
Other non-current assets	12,184	12,813
TOTAL ASSETS	$500,806	$510,314

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$56,799	$34,732
Accrued payroll and related expenses	11,683	25,927
Other accrued liabilities	8,171	8,616
Deferred revenue	60,203	68,060
Total current liabilities	136,856	137,335
Long-term deferred revenue	34,612	29,254
Other non-current liabilities	6,693	3,179
TOTAL LIABILITIES	178,161	169,768
Shareholders’ equity:
Common stock and additional paid-in capital	583,874	577,938
Accumulated other comprehensive income	1,283	5,181
Accumulated deficit	(262,512)	(242,573)
TOTAL SHAREHOLDERS’ EQUITY	322,645	340,546
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$500,806	$510,314

CRAY INC. AND SUBSIDIARIES
Reconciliation of Selected U.S. GAAP Measures to non-GAAP Measures
GAAP to non-GAAP Net Income
(Unaudited; in millions except per share amounts and percentages)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2013	2012	2013	2012
GAAP Net Income (Loss)		$(11.0)	$(5.2)	$(18.8)	$147.2

Non-GAAP adjustments impacting gross profit:
Share-based compensation	(1)	0.1	—	0.3	0.2
Purchase accounting adjustments	(2)	0.1	—	1.2	—
Amortization of acquired and other intangibles	(2)	0.5	—	1.5	—
Total adjustments impacting gross profit		0.7	—	3.0	0.2

Non-GAAP gross margin percentage		39%	48%	32%	42%

Non-GAAP adjustments impacting operating expenses:
Share-based compensation	(1)	1.7	1.7	4.8	4
Amortization of acquired intangibles	(2)	0.1	—	0.3	—
Total adjustments impacting operating expenses		1.8	1.7	5.1	4.0

Gain on sale to Intel	(3)	—	—	—	(139.1)

Non-GAAP adjustments impacting tax provision:
Income tax on reconciling items	(4)	0.2	(0.1)	0.7	4.5
Other items impacting tax provision	(5)	(5.2)	(2.1)	(18.9)	(0.7)
Total adjustments impacting tax provision		(5.0)	(2.2)	(18.2)	3.8

Non-GAAP Net Income (Loss)		$(13.5)	$(5.7)	$(28.9)	$16.1

Non-GAAP Net Income (Loss) per common share		$(0.35)	$(0.15)	$(0.77)	$0.43

Diluted weighted average shares		38.1	37.0	37.7	37.5

Notes
(1) Adjustments to exclude non-cash expenses related to share-based compensation
(2) Adjustments to exclude amortization of acquired intangible assets and other acquisition-related charges related to the acquisition of Appro International, Inc.
(3) Adjustment to exclude gain on divestiture of interconnect hardware development program in Q2 2012
(4) Tax impact associated with reconciling items at non-GAAP tax rate
(5) Adjustments to reflect cash tax impact considering benefits principally related to Cray's net operating loss carryforwards and changes in Cray's valuation allowance held against deferred tax assets

CRAY INC.
Reconciliation of Selected U.S. GAAP Measures to non-GAAP Measures
(Unaudited; in millions, except EPS and percentages)

		Three Months Ended September 30, 2013
		Net Loss	Operating Loss	Diluted EPS	Gross Profit	Gross Margin	Operating Expenses
GAAP		$(11.0)	$(17.6)	$(0.29)	$20.4	38%	$38.0

Share-based compensation	(1)	1.8	1.8	0.05	0.1		1.7
Purchase accounting adjustments	(2)	0.1	0.1	—	0.1
Amortization of acquired intangibles	(2)	0.6	0.6	0.02	0.5		0.1
Income tax on reconciling items	(3)	0.2		0.01
Other items impacting tax provision	(4)	(5.2)		(0.14)
Total reconciling items		$(2.5)	$2.5	$(0.06)	$0.7	1%	$1.8

Non-GAAP		$(13.5)	$(15.1)	$(0.35)	$21.1	39%	$36.2

		Three Months Ended September 30, 2012
		Net Loss	Operating Loss	Diluted EPS	Gross Profit	Gross Margin	Operating Expenses
GAAP		$(5.2)	$(8.0)	$(0.14)	$17.3	48%	$25.3

Share-based compensation	(1)	1.7	1.7	0.05	—		1.7
Income tax on reconciling items	(3)	(0.1)		—
Other items impacting tax provision	(4)	(2.1)		(0.06)
Total reconciling items		$(0.5)	$1.7	$(0.01)	$—	—%	$1.7

Non-GAAP		$(5.7)	$(6.3)	$(0.15)	$17.3	48%	$23.6

Notes
(1) Adjustments to exclude non-cash expenses related to share-based compensation
(2) Adjustments to exclude amortization of acquired intangible and other intangible assets and other acquisition-related charges related to the acquisition of Appro International, Inc.
(3) Tax impact associated with reconciling items at non-GAAP tax rate
(4) Adjustments to reflect cash tax impact considering benefits principally related to Cray's net operating loss carryforwards and changes in Cray's valuation allowance held against deferred tax assets